EXHIBIT 99.2

News Release

Tanger Appoints Thomas E. McDonough to President and COO

GREENSBORO, N.C., May 19, 2017 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced today the promotion of Thomas E. McDonough to President and Chief Operating Officer, effective immediately. Mr. McDonough previously held the position of Executive Vice President and Chief Operating Officer, and joined the company as Executive Vice President of Operations. In this new role, he will oversee the senior officers responsible for Tanger Outlets operations, construction and development, leasing and marketing functions. He will continue to report to Steven B. Tanger, Chief Executive Officer.
"Since joining Tanger Outlets in 2010, Tom has become a trusted colleague and advisor. He has been instrumental in the growth of our brand across the United States and Canada," said Steven B. Tanger. "Tom's unwavering leadership and partnership with our entire executive team gives us great confidence in his ability to deliver strong results for our shareholders and retail partners."
Prior to joining Tanger in August 2010, Mr. McDonough held various positions in the commercial real estate field including partner with Trammell Crow Company, Chief Investment Officer with Equity One and National Director of Acquisitions and Dispositions with Regency Centers. Mr. McDonough is a graduate of Stanford University and holds an MBA degree from Harvard Business School.
"We have a fantastic team at Tanger and I am humbled and proud to assume this new leadership role within our organization," said Thomas E. McDonough, President and Chief Operating Officer. "I am excited about the future of our company and the strength of our brand, and look forward to broadening our brand's success alongside my talented colleagues."
About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 22 states coast to coast and in Canada, totaling approximately 14.8 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. With over 36 years of experience in the outlet industry and one additional center currently under construction, Tanger Outlet Centers continue to attract more than 188 million shoppers annually.  For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlet.com.
Contact: Quentin Pell, quentin.pell@tangeroutlets.com